Exhibit 99.1

SONUS NETWORKS, INC.

Unaudited Consolidated Balance Sheet information as of December 31, 2008 and 2007 and

Unaudited Consolidated Statements of Operations for the years ended December 31, 2008 and 2007

The effects of this immaterial restatement on the unaudited Consolidated Balance Sheets as of December 31, 2008 and 2007 are as follows (in thousands):

	December 31, 2008			December 31, 2007
	As previously			As previously
	reported	Adjustment	As restated	reported	Adjustment	As restated

Deferred income taxes (noncurrent assets)	$1,611	$—	$1,611	$49,296	$118	$49,414
Total assets	$535,585	$—	$535,585	$694,050	$118	$694,168

Stockholders’ equity:
Preferred stock	$—	$—	$—	$—	$—	$—
Common stock	275	—	275	273	—	273
Additional paid-in capital	1,269,790	3,162	1,272,952	1,244,232	694	1,244,926
Accumulated deficit	(870,716)	(3,162)	(873,878)	(751,920)	(576)	(752,496)
Accumulated other comprehensive income	7,353	—	7,353	1,268	—	1,268
Treasury stock	(267)	—	(267)	(267)	—	(267)
Total stockholders’ equity	$406,435	$—	$406,435	$493,586	$118	$493,704

The effects of this immaterial restatement on the unaudited Statements of Operations for the years ended December 31, 2008 and 2007 are as follows (in thousands, except per share data):

	Year ended			Year ended
	December 31, 2008			December 31, 2007
	As previously			As previously
	reported	Adjustment	As restated	reported	Adjustment	As restated
Revenue:
Product	$203,387	$—	$203,387	$225,644	$—	$225,644
Service	109,758	—	109,758	93,771	—	93,771
Total revenue	313,145	—	313,145	319,415	—	319,415
Cost of revenue:
Product	74,168	106	74,274	90,947	29	90,976
Service	55,704	316	56,020	37,424	89	37,513
Total cost of revenue	129,872	422	130,294	128,371	118	128,489
Gross profit	183,273	(422)	182,851	191,044	(118)	190,926
Operating expenses:
Research and development	72,223	875	73,098	78,652	246	78,898
Sales and marketing	73,499	865	74,364	81,358	244	81,602
General and administrative	61,739	306	62,045	56,566	86	56,652
Settlement of litigation, net of recoveries	19,100	—	19,100	24,672	—	24,672
Impairment of intangible assets and goodwill	2,727	—	2,727	—	—	—
Restructuring	702	—	702	—	—	—
Total operating expenses	229,990	2,046	232,036	241,248	576	241,824
Loss from operations	(46,717)	(2,468)	(49,185)	(50,204)	(694)	(50,898)
Interest expense	(291)	—	(291)	(164)	—	(164)
Interest income	12,643	—	12,643	18,393	—	18,393
Other income, net	358	—	358	1,068	—	1,068
Loss from continuing operations before income taxes	(34,007)	(2,468)	(36,475)	(30,907)	(694)	(31,601)
Income tax (provision) benefit	(79,557)	(118)	(79,675)	8,356	118	8,474
Loss from continuing operations	(113,564)	(2,586)	(116,150)	(22,551)	(576)	(23,127)
Loss from discontinued operations, net of tax	(4,491)	—	(4,491)	(1,086)	—	(1,086)
Loss from disposal of discontinued operations, net of tax	(741)	—	(741)	—	—	—
Net loss	$(118,796)	$(2,586)	$(121,382)	$(23,637)	$(576)	$(24,213)
Loss per share:
Basic:
Continuing operations	$(0.42)	$(0.01)	$(0.43)	$(0.09)	$—	$(0.09)
Discontinued operations	(0.02)	—	(0.02)	—	—	—
	$(0.44)	$(0.01)	$(0.45)	$(0.09)	$—	$(0.09)
Diluted:
Continuing operations	$(0.42)	$(0.01)	$(0.43)	$(0.09)	$—	$(0.09)
Discontinued operations	(0.02)	—	(0.02)	—	—	—
	$(0.44)	$(0.01)	$(0.45)	$(0.09)	$—	$(0.09)

This error resulted in changes to the Company’s net income (loss), stock-based compensation and deferred income taxes within cash flows from operating activities; however, this error did not result in any changes to net cash flows from operating, investing or financing activities.